FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Jason Fredette	Tucker Walsh
Sharon Merrill Associates, Inc.	ATG, Inc.
617/542-5300	617/386-1159
jfredette@investorrelations.com	twalsh@atg.com
ATG APPOINTS DANIEL REGIS AS CHAIRMAN
Regis to Succeed Paul Shorthose at the Helm of ATG’s Board
CAMBRIDGE, Mass., July 28, 2005 — ATG (Art Technology Group, Inc., NASDAQ: ARTG), the software provider behind the most consistent and relevant marketing, commerce, and customer service experiences, announced today that board member Daniel C. Regis has been elected to succeed Paul G. Shorthose as chairman of the Board of Directors, effective immediately. Shorthose is leaving the board to devote his energies to a Massachusetts-based start-up company.
“Dan has been a tremendous resource for us as a director, and he has quickly distinguished himself on the board,” ATG President and Chief Executive Officer Bob Burke said. “With four decades of finance experience and his extensive knowledge of the software industry, Dan is ideally suited for the position of chairman at ATG.”
Daniel C. Regis joined ATG’s Board of Directors following the company’s October 2004 acquisition of Primus Knowledge Solutions, Inc., where he had served as audit committee chairman. He is presently a managing director of Digital Partners, a venture capital fund specializing in emerging technology companies. Regis also is a member of the board of directors of Cray, Inc. and Columbia Banking Systems, Inc. He previously was a managing partner at Kirlan Venture Capital and, prior to that, spent 32 years with Price Waterhouse LLP.
“On behalf of all of us at ATG, I want to extend my thanks to Paul for his many years of dedicated service,” stated Burke. “From COO to CEO to chairman, Paul helped establish ATG as a market leader and has provided us with invaluable guidance. We wish him great success in his future endeavors.”
“I consider it an honor to have served ATG for the past seven years,” Shorthose said. “Our employees, management and my fellow directors have worked tirelessly to position the company for long-term success. I believe we have accomplished this objective, and I will be leaving ATG in very capable hands.”
About ATG
ATG (Art Technology Group, Inc., NASDAQ: ARTG) makes the software that the world’s largest and most prestigious companies use to create a relevant and consistent customer experience, across the Web, e-mail, call center, and mobile channels; and throughout the marketing, commerce, and service lifecycle. With ATG, world-class enterprises create and manage highly targeted online commerce and marketing campaigns, as well as loyalty-driving and cost effective knowledge management, customer service, and support initiatives. ATG’s solutions power brands including A&E Networks, Airbus, American Airlines, American Eagle Outfitters, AT&T Wireless, Best Buy, Boeing, France Telecom, Friends Provident, General Electric, Hewlett-Packard, HSBC, InterContinental Hotels Group, Kingfisher, Merrill Lynch, Neiman Marcus, Philips, Procter & Gamble, SBC, T-Mobile, Target, US Army, US Federal Aviation Administration, Warner Music, Wells Fargo, and Yahoo! The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America, Europe, and Asia. For more information about ATG, please visit www.atg.com.
© 2005 Art Technology Group, Inc. ATG and Art Technology Group are registered trademarks of Art Technology Group, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.